Exhibit 10.14

Debt-to-Equity Conversion Agreement

Party A: Xu, Maodong

ID Card No.:

Address:

Party B: WOWO Limited

Registered Address:

Authorized Representative: Xu, Maodong

Whereas,

1.              Party B is a limited liability company incorporated and legally existing under the laws of Cayman Islands. Party B proposes to initiate an initial public offering of shares (“IPO”) on Nasdaq Global Market;

2.              To the date of this Agreement, Party A has granted to Party B interest-free loans of RMB 323,918,000 and US$ 250,000 in total. Moreover, Party A and Party B expect that, for the purpose of facilitating Party B’s business development, Party A will continue to grant interest-free loans to Party B according to the operation needs of Party B for working capital from the date of this Agreement till the consummation of IPO (the granted loans and the loans to be granted after the date hereof shall be collectively referred to as “Debts”);

3.              Party A and Party B agree that Party A may convert the Debts over Party B into the equity interest, i.e. Party B shall issue Party A a certain number of shares with the aggregate value equivalent to the Debts upon the IPO, and Party A shall hold the equity interests of Party B.

4.              Party B has approved to convert the Debts owed by it to Party A into equity via shareholders resolution.

Therefore, through friendly negotiation, Party A and Party B hereby reach the following agreement on the debt-to-equity conversion, which shall be abided by both Parties.

I.                Party A and Party B shall jointly confirm the total amount of the Debts owed by Party B to Party A in writing on the IPO date.

II.           Party A agrees to convert the Debts owed to it by Party B into share equity upon the IPO of Party B, and the number of shares corresponding to the Debts shall be calculated at the issuing price of per share on the IPO date. The specific number of shares will be calculated and confirmed by the Parties on the date of the consummation of IPO.

III.      In consideration of the debt-to-equity conversion, the loans owed by Party B to Party A shall be settled upon issuance of shares by Party B to Party A as set forth in Article I.

IV.       Breach: Party B shall issue Party A that number of shares for debt-to-equity conversion on the date of the consummation of IPO. Otherwise, Party A shall have the right to unilaterally terminate this Agreement and request Party B to repay all owed loans within the time limit notified by Party A according to the relevant loan contracts.

V.            Any matters uncovered by this Agreement shall be determined separately by the Parties through negotiation.

VI.       This Agreement shall come into force upon signed and affixed the official chop by both Party A and Party B.

VII.  This Agreement shall be made in four (4) copies with each Party holding two (2). All copies shall have the same legal effect.

Party A: Xu Maodong		Party B: WOWO Limited
Signed by:	/s/ Xu Maodong	Signed by:	/s/ Xu Maodong
Representative: Xu Maodong

Date: September 19, 2014